SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DUCOMMUN INCORPORATED

23301 Wilmington Ave.

Carson, California 90745-6209

(310) 513-7200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 7, 2014

To the Shareholders of

Ducommun Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders of Ducommun Incorporated, a Delaware corporation (the “Corporation”), will be held at the Long Beach Hilton, 701 W. Ocean Blvd., Long Beach, California, on Wednesday, May 7, 2014, at the hour of 9:00 o’clock A.M. for the following purposes:

1. To elect three directors to serve for three-year terms ending in 2017.

2. To provide an advisory vote to approve named executive officer compensation.

3. To ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the Corporation’s fiscal year ending December 31, 2014.

4. To transact any other business that may properly be brought before the meeting or any adjournments or postponements thereof.

March 17, 2014 has been established as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. All shareholders are cordially invited to attend the meeting in person.

To insure your representation at the meeting, please complete and mail your Proxy Card in the return envelope provided, as soon as possible. This will not prevent you from voting in person by completing a ballot at the meeting should you so desire, but will help to secure a quorum and will avoid added solicitation costs. Directions to the Annual Meeting of Shareholders may be obtained by calling the telephone number listed above.

By Order of the Board of Directors

James S. Heiser

Secretary

Carson, California

April 3, 2014

DUCOMMUN INCORPORATED

23301 Wilmington Ave.

Carson, California 90745-6209

(310) 513-7200

PROXY STATEMENT

This Proxy Statement and the 2013 Annual Report to Shareholders are being mailed on or about April 3, 2014 to shareholders of Ducommun Incorporated (the “Corporation”) who are such of record on March 17, 2014, in connection with the solicitation of proxies for use at the Corporation’s Annual Meeting of Shareholders to be held at 9:00 o’clock A.M. on May 7, 2014, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The accompanying proxy is solicited by the Board of Directors (the “Board”) of the Corporation. Solicitation will be made by mail, interview, telephone, facsimile and internet. D. F. King & Co., Inc. has been retained to assist in the solicitation of proxies for which it will be paid a fee of $6,500 plus reimbursement of out-of-pocket expenses. Brokers, nominees, banks and other custodians will be reimbursed for their costs incurred in forwarding solicitation material to beneficial owners. All expenses incident to the proxy solicitation will be paid by the Corporation.

Proxies in the accompanying form will be voted in accordance with the instructions given therein. If the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, but no instructions are given, the proxies will be voted for the election as directors of the Corporation nominees, for approval of the advisory resolution on executive compensation, for ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the fiscal year ending December 31, 2014, and in their discretion on such other business as may properly come before the meeting. Any shareholder may revoke his proxy at any time prior to its use by filing with the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

The close of business on March 17, 2014 has been fixed as the record date (the “Record Date”) for the determination of holders of shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Corporation had outstanding 10,853,315 shares (excluding treasury shares) of Common Stock, $.01 par value per share (the “Common Stock”). In the election of directors, holders of Common Stock have cumulative voting rights. Cumulative voting rights entitle a shareholder to a number of votes equal to the number of directors to be elected multiplied by the number of shares held. The votes so determined may be cast for one candidate or distributed among one or more candidates. Votes may not be cast, however, for a greater number of candidates than the number of nominees named herein. On all other matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been obtained. In the election of directors, abstentions and broker non-votes will not be counted. On all other matters, abstentions will be counted, but broker non-votes will not be counted, for purposes of determining whether a proposal has been approved.

In the election of directors, the candidates receiving the highest number of votes will be elected to fill the vacancies on the Board of Directors. The ratification of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the fiscal year ending December 31, 2014 requires approval by the affirmative vote of a majority of the votes cast.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 7, 2014

This Proxy Statement and the 2013 Annual Report to Shareholders are available at www.edocumentview.com/dco.

ITEM 1: ELECTION OF DIRECTORS

Three directors (out of a total of eight) are to be elected at the forthcoming Annual Meeting to serve for three-year terms ending at the Annual Meeting in 2017 and thereafter until their successors are elected and qualified. The nominees for such positions are Richard A. Baldridge, Joseph C. Berenato and Robert D. Paulson. In the absence of a contrary direction, proxies in the accompanying form will be voted for the election of the foregoing nominees. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur the person designated in the proxies will cast votes for other persons in accordance with their best judgment. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may vote for less than all of the nominees and in their discretion may cumulate votes. Should any of the directors whose terms continue past the 2014 Annual Meeting cease to serve as directors prior to the Annual Meeting, the authorized number of directors will be reduced accordingly. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR MESSRS. BALDRIDGE, BERENATO AND PAULSON.

Directors’ Qualifications

The Board of Directors believes that the Board of Directors, as a whole, should possess a combination of skills, professional experience, and backgrounds necessary to oversee the Corporation’s business. In addition, the Board of Directors believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board of Directors and its Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors’ overall composition and the Corporation’s current and future needs.

The Corporate Governance and Nominating Committee is responsible for developing and recommending Board of Director membership criteria to the Board for approval. The criteria, which are set forth in the Corporation’s Corporate Governance Guidelines, include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board of Director activities, and the absence of potential conflicts with the Corporation’s interests. In addition, the Corporate Governance and Nominating Committee periodically evaluates the composition of the Board of Directors to assess the skills and experience that are currently represented on the Board of Directors as well as the skills and experience that the Board of Directors will find valuable in the future, given the Corporation’s current situation and strategic plans. While the Corporate Governance and Nominating Committee does not have an explicit policy with respect to diversity, it carefully considers the Board’s diversity of qualifications in terms of industry experience, functional skills, age, governance service on other boards, prior work experience, educational background, and other important considerations. The Corporate Governance and Nominating Committee believes that it is important that Board of Director members represent diverse viewpoints and perspectives in their application of judgment to company matters.

In evaluating director candidates, and considering incumbent directors for renomination to the Board of Directors, the Corporate Governance and Nominating Committee has considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience.

The following information is furnished as of March 17, 2014, with respect to the persons who are nominees for election to the Board of Directors, as well as for the other five directors of the Corporation whose terms of office will continue after the 2014 Annual Meeting.

Anthony J. Reardon	Age 63	Director Since 2010	Term Expires 2015
Chairman of the Board and Chief Executive Officer

Mr. Reardon has been Chairman of the Board since 2012 and Chief Executive Officer since 2010. Mr. Reardon was President from 2008 to 2013, President of Ducommun AeroStructures, Inc. from 2002 to 2007, and Senior Vice President Business Management of Ducommun AeroStructures, Inc. from 2001 to 2002. As the current Chief Executive Officer of the Corporation, Mr. Reardon provides management’s perspective in Board discussions about the business and strategic direction of the Corporation, and has detailed knowledge of all aspects of the Corporation’s current operations and business.

Richard A. Baldridge	Age 55	Director Since 2013	Term Expires 2017
President and Chief Operating Officer, ViaSat, Inc.

Mr. Baldridge is the President and Chief Operating Officer of ViaSat, Inc. Mr. Baldridge was previously the Executive Vice President and Chief Financial Officer of ViaSat, Inc. and a senior executive of Hughes Information Systems. As the President and Chief Operating Officer of a leading provider of satellite communications systems and services and secure networking systems, Mr. Baldridge contributes to the Board broad operational and financial experience and an understanding of the defense markets served by the Corporation’s business.

Board Committees: Corporate Governance and Nominating

Joseph C. Berenato	Age 67	Director Since 1997	Term Expires 2017
Retired Chairman of the Board, President and Chief Executive Officer

Mr. Berenato was Chairman of the Board from 1999 to 2012, Chief Executive Officer from 1997 to 2009, President from 1997 to 2007, and Chief Financial Officer from 1991 to 1996. Mr. Berenato presently is a Director or Trustee of six mutual funds in the American Funds Family managed by Capital Research & Management Company. As the former Chief Executive Officer of the Corporation, Mr. Berenato provides the Board with a thorough understanding of the strategic direction of the Corporation and has experience in all aspects of the Corporation’s business.

Gregory S. Churchill	Age 56	Director Since 2013	Term Expires 2015
Retired Executive Vice President, International and Service Solutions, Rockwell Collins, Inc.

Mr. Churchill is the retired Executive Vice President, International and Service Solutions, of Rockwell Collins, Inc. Mr. Churchill was previously the Executive Vice President and Chief Operating Officer, Government Systems, and the Vice President and General Manager, Business and Regional Systems, of Rockwell Collins, Inc. As a senior executive of one of the premier communications and aviation electronics suppliers for commercial and military customers worldwide, Mr. Churchill brings to the Corporation a thorough understanding of key customers, as well as major defense and commercial aerospace electronics markets served by the Corporation’s business.

Committees: Compensation

Robert C. Ducommun	Age 62	Director Since 1985	Term Expires 2016
Business Advisor

Mr. Ducommun is a Business Advisor. Mr. Ducommun was previously the Chief Financial Officer for several private companies and a management consultant with McKinsey & Company. As a former management consultant and Chief Financial Officer, Mr. Ducommun brings to the Board substantial financial acumen and leadership in setting the strategic direction for the Corporation.

Board Committees: Corporate Governance and Nominating (Chairman) and Audit

Dean M. Flatt	Age 63	Director Since 2009	Term Expires 2016
Retired President, Defense & Space, Honeywell International, Inc.

Mr. Flatt is the retired President, Defense & Space of Honeywell International, Inc. Mr. Flatt was previously President, Aerospace Electronic Systems and President, Performance Materials of Honeywell International, Inc. Mr. Flatt is a Director of Curtiss-Wright Corporation. As the former President of several divisions of one of the world’s largest avionics manufacturers, Mr. Flatt contributes to the Board diverse operational experience and understanding of technologies relevant to the Corporation’s business.

Board Committees: Audit and Compensation (Chairman)

Jay L. Haberland	Age 63	Director Since 2009	Term Expires 2016
Retired Vice President, United Technologies Corporation

Mr. Haberland is the retired Vice President, Business Controls of United Technologies Corporation. Mr. Haberland was previously the Chief Financial Officer of Sikorsky Aircraft Corporation, a subsidiary of United Technologies Corporation, and Vice President, Controller and Chief Accounting Officer of United Technologies Corporation. Mr. Haberland is a Director of Wesco Aircraft Holdings, Inc. As the former Chief Financial Officer of one of the world’s largest helicopter manufacturers and the Chief Accounting Officer of a world-wide diversified manufacturer, Mr. Haberland is a certified public accountant and provides the Board with significant expertise in financial and accounting matters, as well as substantial international experience.

Board Committees: Audit (Chairman)

Robert D. Paulson	Age 68	Director Since 2003	Term Expires 2017
Chief Executive Officer, Aerostar Capital LLC

Mr. Paulson is the Chief Executive Officer of Aerostar Capital LLC, a private equity firm. Mr. Paulson has been a management consultant for the aerospace industry for over 30 years, and was previously a senior partner with McKinsey & Company. Mr. Paulson is a Director of Wesco Aircraft Holdings, Inc. As a long-time consultant and investor in the aerospace industry, Mr. Paulson contributes to the Board substantial experience in developing and executing business strategies, as well as experience in the acquisition of businesses.

Board Committees: Compensation and Corporate Governance and Nominating

Lead Director

The Board of Directors met six times in 2013. All incumbent directors attended seventy-five percent or more of the meetings of the Board of Directors and Committees of the Board which were held while they were a director during 2013. The Corporation strongly encourages all directors to attend the Annual Meeting of Shareholders, and all of the directors attended the 2013 Annual Meeting of Shareholders. The Corporation has instituted a policy of holding regularly scheduled executive sessions of non-management directors to follow each regularly scheduled meeting of the full Board of Directors. Additional executive sessions of non-management directors may be held from time to time as required. The director serving as the presiding director during executive sessions currently is Mr. Paulson, the lead director of the Board of Directors.

Each of the persons named above was elected by the shareholders at a prior annual meeting. The Board of Directors has determined that Messrs. Baldridge, Churchill, Ducommun, Flatt, Haberland and Paulson do not have any relationship with the Corporation other than in connection with their service as directors and meet the independence standards of the New York Stock Exchange’s listing standards.

COMPENSATION OF DIRECTORS

Description of Director Compensation

Directors who are not employees of the Corporation or a subsidiary are paid an annual retainer and a fee for each meeting of a committee of the Board of Directors they attend as follows:

Board Retainer		Committee Chairman Retainer			Lead Director Retainer	Committee Meeting Fee
Cash	Stock-Based(1)	Audit	Compensation	Corp. Gov.
$50,000	$60,000	$12,500	$10,000	$7,500	$20,000	$1,750

(1)	Restricted stock units for a number of shares (rounded to the nearest 100 shares) equal to the stated dollar amount divided by the average closing price of the Corporation’s Common Stock on the New York Stock Exchange on the five trading days immediately preceding the date of grant.

Under the Directors Deferred Income and Retirement Plan, a director may elect to defer payment of all or part of his fees for service as a director until he retires from service on the Board of Directors. Deferred directors’ fees may be placed, at the election of the director, in a fixed interest account or a phantom stock account which tracks the Common Stock of the Corporation with dividends (if any), and will be paid with earnings thereon following the retirement of the director. Upon retirement, Mr. Ducommun will receive the annual retainer fee of $25,000, which was in effect in 2009, for life or for a period of years equal to his service as a director prior to 1997 (when the accrual of additional years of service was terminated), whichever is shorter, provided that he retires after the age of 65, and is not an employee of the Corporation when he retires.

2013 Director Compensation Table

The following table presents the compensation earned or paid by the Corporation to the non-employee directors for the fiscal year ended December 31, 2013.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Joseph C. Berenato	50,000	63,180	0	113,180
Richard A. Baldridge	39,306	63,180	0	102,486
Gregory S. Churchill	44,556	63,180	0	107,736
Robert C. Ducommun	69,750	63,180	9,912	142,842
Dean M. Flatt	74,250	63,180	0	137,430
Jay L. Haberland	73,000	63,180	0	136,180
Robert D. Paulson	80,500	63,180	0	143,680

(1)	At December 31, 2013, restricted stock units were outstanding as follows: 2,600 for each of Messrs. Baldridge, Berenato, Churchill, Ducommun, Flatt, Haberland and Paulson. As of December 31, 2013, stock options were outstanding as follows: (a) 55,000 for Mr. Berenato (which were awarded when he was an officer of the Corporation) and (b) 3,000 shares for each of Messrs. Ducommun, Haberland and Paulson.
(2)	These amounts represent the aggregate grant date fair value of stock awards granted in 2013 as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718. The methodology and assumptions used in the valuation of stock awards are contained in footnote 9 to the Corporation’s financial statements included in Form 10-K for the year ended December 31, 2013.
(3)	In 2013, each director was granted restricted stock units for 2,600 shares of Common Stock.

Director Stock Ownership Policy

In early 2011, the Board of Directors adopted a stock ownership policy covering all non-employee directors. Under the policy, non-employee directors must acquire and hold shares of the Corporation’s common stock equal in value to at least three times the annual cash and stock retainer paid to all non-employee directors. Non-employee directors have five years from the later of the adoption of the policy or their initial election to meet this stock ownership guideline. All directors are in compliance or have additional time in which to comply with the stock ownership guideline.

BOARD LEADERSHIP STRUCTURE

The Corporation’s Chairman of the Board and Chief Executive Officer is Anthony J. Reardon. The Board of Directors believes that strong, independent leadership and oversight of management is an important component of an effective Board of Directors. In this regard, the Board has elected Robert D. Paulson as the independent lead director with leadership authority and responsibilities. Mr. Paulson, together with the other members of the Board of Directors, review the agenda for all Board meetings, and Mr. Paulson sets the agenda for and leads all executive sessions of the independent directors and provides consolidated feedback from those meetings to the Chairman and the Chief Executive Officer. The Board of Directors regularly meets in executive session without management present following each Board meeting and outside of regularly scheduled Board meetings on key issues as required. The lead director’s responsibilities and authority include:

•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board of Directors at which the Chairman and the CEO are not present, including executive sessions of the independent directors;

•	setting the agenda for and leading non-management and independent director sessions held by the Board regularly, and briefing the Chairman and the CEO on any issues arising from those sessions;

•	having the authority to call executive sessions of the independent directors;

•	serving as a liaison between the Chairman and the CEO and the independent directors;

•	advising on the flow of information sent to the Board of Directors, and reviewing the agenda, materials and schedule for Board meetings; and

•	being available for consultation and communication with major shareholders as appropriate.

The independent members of the Board of Directors have determined that having the same person serve as Chairman and Chief Executive Officer provides a more efficient leadership structure for the Corporation when combined with an active lead director to assure the quality of the Corporation’s governance. In the future, however, the roles of Chairman and CEO may be filled by the same or different individuals. This flexibility allows the Board of Directors to determine the best governance structure for the Corporation based upon the Corporation’s needs and the Board of Directors’ assessment of the Corporation’s leadership from time to time. The Board of Directors periodically reviews the structure of Board and Corporation leadership as part of the succession planning process.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board of Directors oversees risk management as a whole and through its Committees. The Board regularly reviews information regarding, and risks associated with, the Corporation’s operations and liquidity.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various Board Committees also have responsibilities for risk management in certain areas. In particular, the Audit Committee reviews risks related to financial reporting and internal controls. The Audit Committee also, at least annually, reviews and assesses enterprise-wide risks and risk mitigation plans implemented by management. Management regularly reports on each such risk to the Audit Committee or the full Board of Directors, as appropriate, and additional review or reporting on enterprise risks is conducted as needed or as requested by the

Board of Directors or the Audit Committee. The Compensation Committee reviews the Corporation’s overall compensation programs and their effectiveness in aligning executive pay with performance in the interests of shareholders. The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board concerning the Corporation’s leadership structure and director independence.

The Compensation Committee reviews the risks associated with the Corporation’s compensation policies and practices for executive officers and employees generally. The Compensation Committee did not identify any risks arising from these policies and practices which are reasonably likely to have a material adverse effect on the Corporation. In the course of its review, the Compensation Committee considered various features of the compensation policies and practices that discourage excessive risk taking, including, but not limited to, the following:

•	An appropriate compensation philosophy based on peer group and other market compensation data,

•	An effective balance between cash and equity-based compensation,

•	An appropriate mix of short and longer-term performance measures, and

•	Financial and non-financial performance measurements, together with Compensation Committee and management discretion to adjust compensation appropriately.

COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation has standing Audit, Compensation, and Corporate Governance and Nominating Committees. The members of each of the Committees are listed above under “Directors’ Qualifications.”

The Audit Committee, which met formally six times during 2013, oversees the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Corporation’s internal audit function and the Corporation’s independent auditor. The Audit Committee is governed by a charter which was adopted by the Board of Directors, and which is attached to this Proxy Statement as Appendix A. The Corporation’s securities are listed on the New York Stock Exchange and are governed by its listing standards. All of the members of the Audit Committee meet the independence standards of the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Haberland, the chairman of the Audit Committee, is an audit committee financial expert as such term is defined under the regulations of the Securities and Exchange Commission (“SEC”).

The Compensation Committee, which met formally five times during 2013, reviews and approves compensation for executive officers, grants stock options and other stock-based awards, administers stock option and stock-based award programs, reviews and recommends retirement plans, reviews and approves employment agreements and severance arrangements for executive officers, and oversees the evaluation of management of the Corporation. All of the members of the Compensation Committee meet the independence standards of the New York Stock Exchange’s listing standards.

The Corporate Governance and Nominating Committee, which met formally one time during 2013, reviews and recommends to the Board of Directors the nominees for election as directors of the Corporation and oversees the corporate governance of the Corporation. All of the members of the Corporate Governance and Nominating Committee meet the independence standards of the New York Stock Exchange’s listing standards.

The charters of each of the committees of the Board of Directors and the Corporation’s Corporate Governance Guidelines are available on the Corporation’s website at www.ducommun.com and are available in writing upon the written request of any shareholder of the Corporation. Such requests should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, CA 90745-6209, Attn: James S. Heiser, Secretary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, no member of the Compensation Committee of the Board of Directors was or had been an officer or employee of the Corporation, or had any relationship requiring disclosure hereunder. During 2013, no executive officer of the Corporation served as a member of the Compensation Committee or as a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors or as a director of the Corporation.

NOMINATING PROCESS

The Corporate Governance and Nominating Committee will consider director candidates recommended by security holders of the Corporation, provided that any security holder recommending a director candidate must have beneficially owned more than five percent (5%) of the Corporation’s voting common stock continuously for at least one (1) year as of the date the recommendation is made and any such security holder may submit the name of only one person each year for consideration as a director candidate. All such security holders’ recommendations of director candidates must be submitted to the Secretary of the Corporation in writing no later than October 31 of the year preceding the annual meeting of shareholders, and must include (i) the full name, address and Social Security number of the director candidate recommended, (ii) the full name, address and taxpayer identification number of each of the security holders, and (iii) an affidavit of each of the security holders that they satisfy the minimum beneficial ownership of common stock requirements set forth above. The Corporate Governance and Nominating Committee considers and evaluates candidates recommended by security holders in the same manner that it considers and evaluates other director candidates.

The Corporate Governance and Nominating Committee believes that all Committee-recommended nominees for election as a director of the Corporation must, at a minimum, have (i) diverse expertise, business experience, sound judgment and a record of accomplishment in areas relevant to the Corporation’s business activities, (ii) unquestionable integrity, (iii) commitment to representing the interests of the Corporation’s shareholders, (iv) willingness to devote sufficient time, energy and attention to carrying out their duties and responsibilities effectively, and (v) willingness to serve on the Board for an extended period of time. In identifying candidates to serve on the Board of Directors, the Corporate Governance and Nominating Committee first determines the evolving needs of the Board of Directors, taking into account such factors as it deems appropriate, including the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those already represented on the Board of Directors, the balance of management and independent directors and the need for financial or other specialized expertise, as discussed in greater detail above under “Directors’ Qualifications.”

The Corporate Governance and Nominating Committee also believes that at least a majority, and preferably two-thirds, of the Corporation’s directors must be independent under the NYSE rules, and that at least one member of the Board of Directors must be an “audit committee financial expert” as defined by SEC rules. All persons to be considered for nomination as a director of the Corporation by the Corporate Governance and Nominating Committee must complete a questionnaire, provide such additional information as the Corporate Governance and Nominating Committee may request, and meet in person with directors of the Corporation.

SECURITY HOLDERS AND OTHER INTERESTED PARTIES

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Security holders and other interested parties may communicate with the Corporation’s Board of Directors in writing by mail, addressed to Board of Directors, Ducommun Incorporated, 23301 Wilmington Ave., Carson, CA 90745-6209. Persons wishing to communicate with the Board of Directors should include their full name and address. Security holders and other interested parties wishing to communicate with the Board of Directors should also include the number of shares of common stock beneficially owned, and the name of the record holder of the common stock if different from themselves (e.g., the name of any broker or bank holding the stock). The Corporation intends to forward all communications from security holders and other interested parties in the manner described above to the Corporate Governance and Nominating Committee members, who will then determine whether the communications should be distributed to the entire Board of Directors of the Corporation. If the Board of Directors of the Corporation receives a substantial number of communications from security holders and other interested parties, the Corporate Governance and Nominating Committee may delegate to the general counsel of the Corporation the screening of these communications to remove solicitations and communications unrelated to the Corporation’s business. Should shareholders or other interested parties desire to communicate with the Corporation’s presiding director or non-management directors as a group, such communications should be addressed to either the presiding director or the non-management directors at the address set forth above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s officers and directors, and persons who own more than 10% of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish copies of such forms to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, and on written representations that no Form 5’s were required, the Corporation believes that during its past fiscal year all of its officers, directors and greater than 10% owners complied with the filing requirements of Section 16(a) except that Ms. Andrus failed to report timely two transactions on two Form 4’s that were subsequently filed, Mr. Ducommun failed to report timely one transaction on one Form 4 that was subsequently filed, and Mr. Groves failed to report timely one transaction on one Form 4 that was subsequently filed.

CODE OF ETHICS

The Corporation has adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics, the text of each of which is posted on the Corporation’s website at www.ducommun.com and is available in writing upon the written request of any shareholder of the Corporation. Such requests should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, CA 90745-6209, Attn: James S. Heiser, Secretary.

EXECUTIVE OFFICERS

Anthony J. Reardon	Age 63

Mr. Reardon has served as Chairman of the Board since 2012 and Chief Executive Officer since 2010. For additional information on Mr. Reardon, see ITEM 1: ELECTION OF DIRECTORS, “Directors’ Qualifications” on page 2.

Joel H. Benkie	Age 57

Mr. Benkie has served as President since 2014 and Chief Operating Officer since 2012. Mr. Benkie was Executive Vice President from 2012 to 2013. Mr. Benkie was previously Group Vice President of Operations of Parker Aerospace, a unit of Parker Hannifin Corporation.

Joseph P. Bellino	Age 63

Mr. Bellino has served as Vice President, Chief Financial Officer and Treasurer since 2008. Mr. Bellino was previously Executive Vice President and Chief Financial Officer of Kaiser Aluminum Corporation.

Douglas L. Groves	Age 52

Mr. Groves has served as Vice President and Chief Accounting Officer since 2013. Mr. Groves was previously Vice President and Chief Information Officer of Beckman Coulter, Inc., and prior to that was Vice President of Finance for the North American operations of Beckman Coulter, Inc.

James S. Heiser	Age 57

Mr. Heiser has served as Vice President since 1990, General Counsel since 1988 and Secretary since 1987.

Kathryn M. Andrus	Age 45

Ms. Andrus has served as Vice President, Internal Audit since 2008. Ms. Andrus was previously Director of Internal Audit.

Rosalie F. Rogers	Age 52

Ms. Rogers has served as Vice President, Human Resources since 2008. Ms. Rogers was previously Vice President, Human Resources of Ducommun AeroStructures, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below show the name and address of the beneficial owners, amount and nature of beneficial ownership and percentage ownership of persons or groups known by the Corporation to be the beneficial owners of 5% or more of the outstanding shares of Common Stock as of December 31, 2013 except for Mr. Ducommun who is shown as of March 17, 2014. The tables below also show the name, amount and nature of beneficial ownership and percentage ownership of each director and nominee for director, each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group as of March 17, 2014. Unless otherwise indicated, such shareholders have sole voting and investment power (or share such power with their spouse) with respect to the shares set forth in the tables. The Corporation knows of no contractual arrangements which may at a subsequent date result in a change in control of the Corporation.

For the purposes of the tables, beneficial ownership of shares has been determined in accordance with Rule 13d-3 of the SEC, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire ownership thereof within 60 days. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements.

Security Ownership of Certain Beneficial Owners

Name and Address of Shareholders	Number of Shares		Percentage of Class
Robert C. Ducommun	573,488	(1)	5.3%
1155 Park Avenue New York, NY 10128

BlackRock, Inc.	947,235	(2)	8.7%
40 E. 52nd St. New York, NY 10022

Dimensional Fund Advisors LP.	906,855	(3)	8.4%
Building One 6300 Bee Cave Road Austin, TX 78746

RBC Global Asset Management (U.S.) Inc.	696,415	(4)	6.4%
100 S. Fifth St., Suite 2300 Minneapolis, MN 55402

(1)	The number of shares includes (i) 50,000 shares held by a foundation of which Mr. Ducommun is an officer, as to which he disclaims any beneficial interest, (ii)103,438 shares as to which Mr. Ducommun has been granted a proxy to exercise voting power by his sister, Electra D. de Peyster, (iii) a total of 2,050 shares owned by Mr. Ducommun’s wife and daughter, (iv) 5,000 shares held in an IRA for the benefit of himself, and (v) 3,000 shares issuable upon exercise of stock options. Mr. Ducommun has sole voting and sole investment power as to 418,00 shares, shared voting power as to 103,438 shares and shared investment power as to 52,050 shares.
(2)	The information is based on a Schedule 13G filed with the SEC dated January 17, 2014. BlackRock, Inc. has sole voting power as to 931,284 shares and sole investment power as to 947,235 shares.
(3)	The information is based on a Schedule 13G filed with the SEC dated February 10, 2014. Dimensional Fund Advisors LP has sole voting power as to 882,945 shares and sole investment power as to 906,855 shares.
(4)	The information is based on a Schedule 13G filed with the SEC dated February 10, 2014. RBC Global Asset Management (U.S.) Inc. has shared voting power as to 412,018 shares, and shared investment power as to 696,415 shares.

Security Ownership of Directors and Management

Percentage of Class	Number of Shares(1)(2)	Percentage of Class
Joseph C. Berenato	104,185	*
Richard A. Baldridge	0	*
Gregory S. Churchill	0	*
Robert C. Ducommun	573,488	5.3%
Dean M. Flatt	8,800	*
Jay L. Haberland	11,800	*
Robert D. Paulson	35,567	*
Anthony J. Reardon	81,249	*
Joseph P. Bellino	8,722	*
Joel H. Benkie	7,425	*
James S. Heiser	13,201	*
Rosalie F. Rogers	28,373	*
All Directors and Executive Officers as a Group (14 persons)	874,401	8.0%

*	Less than one percent.
(1)	The number of shares includes the following shares that may be purchased within 60 days after March 17, 2014 by exercise of outstanding stock options: 51,250 by Mr. Berenato, 3,000 by each of Messrs. Ducommun, Haberland and Paulson, 15,000 by Mr. Reardon, 5,000 by Mr. Benkie, 6,250 by Mr. Heiser, 24,750 by Ms. Rogers and 111,250 by all directors and executive officers as a group. The number of shares for Mr. Berenato includes 24,750 held in an IRA for the benefit of himself and 6,950 held in trust for the benefit of his children.
(2)	See the information set forth in Note 1 to the table under “Security Ownership of Certain Beneficial Owners.”

ITEM 2: ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE

COMPENSATION

We are asking shareholders to approve an advisory resolution on the Corporation’s named executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Provide competitive levels of compensation that relate pay to the achievement of the Corporation’s financial goals;

•	Recognize individual initiative and performance;

•	Assist the Corporation in attracting and retaining qualified executives; and

•	Create a pay-for-performance compensation approach to align executive interests with shareholder interests.

Our pay-for-performance compensation approach consists of a mix of shorter-term and longer-term incentive compensation, including annual cash bonuses, stock options vesting in annual increments over four years, and performance stock units vesting at the end of three-year performance periods. As a result of the emphasis on pay-for-performance, as reflected in the Summary Compensation Table and other tables below in 2013:

•	Approximately 50% of actual and 60% of target total compensation for the chief executive officer was based on performance; and

•	Approximately 35-45% of actual and 45-55% of target total compensation of the other named executive officers, depending on position, was based on performance.

The actual percentage of total compensation of executive officers that was performance-based in 2013 was lower than the target percentage because no cash bonuses were awarded to executive officers for 2013.

We urge shareholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 13 through 29, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our executive officers reported in this proxy statement has supported and contributed to the Corporation’s success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2014 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Ducommun Incorporated (the “Corporation”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program. At the 2011 Annual Meeting, the Company’s shareholders approved, on an advisory basis, that future advisory resolutions on the Corporation’s named executive officer compensation be conducted every year. The Company considered the outcome of this advisory vote and determined that the Company will conduct annual “say-on-pay” resolutions until the next advisory shareholder vote on this matter is required under Section 14A of the Exchange Act, or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interest of the Company’s shareholders. Thus, the next advisory resolution on the Corporation’s named executive officer compensation is expected to take place at the Company’s 2015 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF ITEM 2.

COMPENSATION OF EXECUTIVE OFFICERS

2014 Compensation Discussion and Analysis

Overview

Compensation awarded to, earned by, or paid to the Corporation’s executive officers during 2013, who are listed in the tables below (the “named executive officers”), consists principally of the following:

•	Salary paid on a bi-weekly basis,

•	Annual cash bonus paid in the first quarter of the following year,

•	Nonqualified stock options which are granted each year and vest over the subsequent four years,

•	Performance stock units which are granted each year and vest based on the Corporation’s performance over the subsequent three-year performance period, and

•	Restricted stock units which are granted each year and vest over the subsequent three years.

The Corporation’s financial performance was the most significant factor affecting compensation of the named executive officers in 2013 as follows:

•

No cash bonuses were awarded to the named executive officers for 2013 because the Corporation’s adjusted net income did not equal or exceed the minimum adjusted net income of $14.4 million under the 2013 Bonus Plan. Actual and target net sales, adjusted net income and adjusted cash flow from operations, were as follows for purposes of the 2013 Bonus Plan:

	(in $ millions) 2013 Bonus Plan
	Target	Actual
Net Sales	760	736
Net Income (as adjusted)(1)	18.0	11.5
Cash Flow from Operations (as adjusted)(2)	35.1	44.0

(1)	Actual 2013 net income was adjusted (i) to add back $4.4 million (after-tax) of asset impairment charges and (ii) to exclude $2.2 million of 2012 federal research and development tax credits which were recognized under general accepted accounting principles in 2013 (the “2012 R & D Tax Credits”).
(2)	Actual 2013 cash flow from operations was adjusted to exclude $2.2 million of 2012 R & D Tax Credits.

•

No performance stock units vested with respect to the three-year performance period from January 1, 2011 to December 31, 2013 because the Corporation did not achieve the minimum threshold for either the cumulative adjusted diluted earnings per share or the relative total shareholder return performance metrics for the three-year period.

The Corporation provided shareholders a “say-on-pay” advisory vote to approve its executive compensation in 2013 under Section 14A of the Exchange Act. At the 2013 Annual Meeting, shareholders expressed substantial support for the compensation of the Corporation’s named executive officers, with over 98% of the votes cast for approval of the “say-on-pay” advisory vote. The Compensation Committee carefully evaluated the results of the 2013 advisory vote in connection with its evaluation of the Company’s executive compensation programs more generally. Ultimately, the Compensation Committee did not make any material changes to the Company’s executive compensation program and policies as a result of the 2013 “say-on-pay” vote.

The Corporation has entered into key executive severance agreements with each of the named executive officers and all of the executive officers are covered by the Corporation’s severance practices. Other compensation paid to executive officers is not material. The Corporation generally does not provide any pension, profit sharing or other similar retirement benefits, or many of the executive perquisites typically provided by other companies to their senior executives.

Decisions relating to compensation of the Corporation’s executive officers generally are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is an independent director of the Corporation.

Each element of compensation of the chief executive officer is set by the Compensation Committee. Each element of compensation of the other named executive officers is recommended by the chief executive officer and approved by the Compensation Committee.

Compensation Objectives

The Corporation’s compensation programs are designed to provide competitive levels of compensation that relate pay to the achievement of the Corporation’s financial goals, recognize individual initiative and performance, and assist the Corporation in attracting and retaining qualified executives. The Corporation intends for overall compensation of the named executive officers to be at levels that are broadly competitive with other companies of similar size.

The Corporation’s philosophy in the compensation of its named executive officers is oriented towards a pay-for-performance approach. In 2013, as reported in the Summary Compensation Table and other tables below, performance-based compensation, both at target and as actually paid, represented a significant percentage of the total compensation of each of the named executive officers:

Performance-Based Compensation as % of Total Compensation
	Actual	Target
Chief Executive Officer	~ 50%	~ 60%
Other Named Executive Officers	~ 35-45%	~ 45-55%

The actual percentage of total compensation of executive officers that was performance-based in 2013 was lower than the target percentage because no cash bonuses were awarded to executive officers for 2013.

Significant elements of total compensation of the named executive officers that are performance based are as follows:

•

Annual cash bonuses are designed to reward the achievement of annual financial goals. In particular, annual cash bonuses are based on the Corporation’s actual financial performance compared to targets for net sales, adjusted net income and adjusted cash flow from operations, and on the individual performance of the named executive officers.

•

Nonqualified stock options are designed to reward the achievement of long-term growth in the Corporation’s stock price. Nonqualified stock options are granted at 100% of the closing price of the Corporation’s stock on the New York Stock Exchange on the date of grant, and vest in annual increments over a period of four (4) years. Stock options will have value to the named executive officers only to the extent of any increase in the Corporation’s stock price over the price on the date of grant.

•

Performance stock units are designed to reward the achievement of long-term growth in the Corporation’s adjusted diluted earnings per share and long-term reduction in the Corporation’s leverage. Performance stock units generally vest at the end of the three-year performance period depending on the Corporation’s performance relative to the performance metrics.

The Corporation does not target any specific mix of cash versus non-cash compensation or immediate payout versus long-term compensation for its named executive officers. Instead, each element of compensation (salary, annual cash bonus and stock-based compensation) is paid or awarded in amounts which are each intended to be market competitive and consistent with the principles described above and internal pay equity within the Corporation.

Compensation Consultant and Benchmarking

The Compensation Committee retained Aon Hewitt (“Aon”), a division of Aon Corporation, as an independent compensation consultant directly reporting to the Compensation Committee. Aon has not provided any other services to the Corporation in 2013 other than those provided to the Compensation Committee. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by Aon’s work for the Compensation Committee by considering the following six factors: (i) the provision of other services to the Corporation by Aon; (ii) the amount of fees received from the Corporation by Aon, as a percentage of the total revenue of Aon; (iii) the policies and procedures of Aon that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Aon consultant with a member of the Compensation Committee; (v) any Corporation stock owned by the Aon consultants; and (vi) any business or personal relationship of the Aon consultant or Aon with any of the Corporation’s executive officers, and concluded that there are no such conflicts of interest. Using the same six factors, the Compensation Committee has also assessed the independence of Aon and has concluded that Aon is independent.

The Compensation Committee generally has its compensation consultant prepare a formal executive compensation assessment every two to three years or more frequently in the event of any material change in the Corporation’s size, business or operations. In 2013, the Compensation Committee used as a baseline an executive compensation assessment prepared by Aon in late 2011 as described below. The Compensation Committee then made changes to the compensation of the named executive officers in 2013 to the extent described below.

The Compensation Committee retained Aon in 2011 to assess the Corporation’s executive compensation compared to a peer group and published compensation survey data following the June 2011 acquisition of LaBarge, Inc., and to make recommendations as appropriate for changes in the Corporation’s executive compensation (“Aon’s 2011 compensation assessment”). The peer group consisted of fourteen (14) aerospace and defense companies selected by Aon and the Compensation Committee. The peer group companies had median annual sales of $1.3 billion in the most recent fiscal year as of the date of Aon’s 2011 compensation assessment. The Corporation’s sales were $736 million in 2013 and were approximately $750 million on a proforma basis (adjusted for the LaBarge acquisition) at the time of Aon’s 2011 compensation assessment. The peer group consisted specifically of the following:

• AAR Corporation	• Hexcel Corporation

• Ceradyne, Inc.	• Kaman Corporation

• Cubic Corporation	• Kratos Defense & Security Solutions, Inc.

• Curtiss-Wright Corporation	• Moog Inc.

• Esterline Technologies Corporation	• Teledyne Technologies, Inc.

• Gencorp Corporation	• Transdigm Group, Inc.

• Heico Corporation	• Triumph Group, Inc.

In addition, Aon’s 2011 compensation assessment compared the Corporation’s executive compensation to compensation survey data for general industry and manufacturing industry with annual revenues between $500 million and $1 billion, based on the advice of Aon that such compensation survey data would provide a reasonable basis for benchmarking the Corporation’s executive compensation. The compensation survey data consisted of reports and data bases supplied by Hewitt Associates, Towers Watson and Mercer Human Resource Consulting.

With respect to the chief executive officer, the chief financial officer and the general counsel, the Compensation Committee reviewed and continues to rely upon both the peer group data and the compensation survey data. With respect to the other executive officers, the number of positions in the peer group data was considered insufficient and the Compensation Committee relied (and continues to rely) to a greater extent on the compensation survey data in Aon’s 2011 compensation assessment. In reviewing the peer group data and the compensation survey data, the Compensation Committee evaluated the relative percentile ranking of the chief executive officer and the other executive officers with respect to salary, total cash compensation, and total compensation. In connection with this evaluation, the Compensation Committee determined the appropriate levels of salary, total cash compensation and total compensation with reference to the 25th percentile of the peer group data (which had annual revenues of approximately $835 million) and the 50th percentile for the compensation survey data (which had annual revenues of approximately $750 million). The Compensation Committee also considers each named executive officer’s scope of responsibility, years of experience, demonstrated performance and marketability, and impact level within the Corporation relative to other executives in making compensation decisions.

Salaries

The Corporation pays salaries to its named executive officers in consideration of the performance of specific roles and responsibilities and competitive market practices. In establishing the salaries for the named executive officers in 2013, the Compensation Committee used as a starting point the base salaries established in 2012 based on Aon’s 2011 compensation assessment for each of the named executive officers except for Mr. Benkie whose salary was established when he was recruited to join the Corporation in June 2012. The Compensation Committee then determined to increase the base salaries of the named executive officers in 2013 based on an inflationary factor and the individual performance of each of the named executive officers. As a result, the Compensation Committee determined that, effective March 2013, the base salary of the chief executive officer would be increased by 6% to $635,000 per year, and the base salary of each of the other named executive officers would be increased by 3-4%.

Annual Cash Bonuses

Annual cash bonuses are awarded based on the Corporation’s actual financial performance compared to targets (weighted 10% for net sales, 50% for adjusted net income and 40% for adjusted cash flow from operations), and on the individual performance of named executive officers. The Compensation Committee chose net sales, adjusted net income and adjusted cash flow from operations as the performance targets because it believes that growth in these measures is essential to the Corporation’s objective to provide superior long-term total shareholder return. The Compensation Committee approves at the beginning of the year the thresholds, targets and maximums for the financial performance measures and the formula for funding the bonus pool. In 2013, the Compensation Committee adjusted the calculation of net income, consistent with the terms of the 2013 Bonus Plan, (i) to add back $4.4 million (after-tax) of asset impairment charges since such asset impairment charges do not necessarily reflect operating performance in the current year and (ii) to exclude $2.2 million of 2012 R & D Tax Credits since the benefit of these tax credits was included in net income in the 2012 Bonus Plan.

The thresholds, targets and maximums for 2013 for net sales, adjusted net income and adjusted cash flow from operations of the Corporation for purposes of funding the 2013 bonus pool were as follows:

	Threshold	($ millions) Target	Maximum
Net Sales	720	760	800
Net Income (as adjusted)	14.4	18.0	21.6
Cash Flow from Operations (as adjusted)	28.1	35.1	61.4

Annual cash bonuses were targeted at 70% of salary for the chief executive officer, 50% of salary for the chief operating officer, 45% of salary for the chief financial officer and general counsel and 40% of salary for the other named executive officers. In establishing the annual cash bonus target amounts, the Compensation Committee considered the target bonus amounts established in 2012 for each of the named executive officers based on Aon’s 2011 compensation assessment and determined not to make any changes thereto in 2013.

Annual cash bonuses can range from zero to an upper limit of three times the targeted percentage of salary for each named executive officer. Although the annual cash bonus plan is formula-based, the Compensation Committee has the discretion to award bonuses which differ from the formula-based amounts, including awarding bonuses in excess of the maximum amounts based upon the subjective overall qualitative assessment of an individual’s performance and contributions during the year, the importance of the individual’s position within the Corporation, internal pay equity and retention considerations.

In 2013, the Corporation’s net sales, adjusted net income and adjusted cash flow from operations were as follows:

(in $ millions) Actual
Net Sales	736
Net Income (as adjusted)(1)	11.5
Cash Flow from Operations (as adjusted)(2)	44.0

(1)	Adjusted (i) to add back $4.4 million (after-tax) of asset impairment charges and (ii) to exclude $2.2 million of 2012 R & D Tax Credits.
(2)	Adjusted to exclude $2.2 million of 2012 R & D Tax Credits.

The 2013 Bonus Plan required that the Corporation’s adjusted net income exceed the threshold before any bonuses would be paid. As a result, since the Corporation’s adjusted net income in 2013 was less than the threshold under the 2013 Bonus Plan, no bonuses were awarded or paid to the named executive officers for 2013.

Stock-Based Compensation

Stock-based compensation awards are granted periodically to the named executive officers to attract, motivate and retain these employees. Stock options are performance-based since the stock options will have value to the named executive officers only to the extent of any increase in the Corporation’s stock price. Performance stock units are performance-based since the performance stock units vest only if the Corporation achieves the specified performance metrics. Restricted stock units are used to provide a direct ownership interest in the Corporation and a long-term incentive for the named executive officers to remain in the employment of the Corporation.

The Compensation Committee intends for the preponderance of stock-based compensation to be tied to the long-term financial performance of the Corporation and its stock. Although individual stock-based compensation awards may vary, under current conditions as a general guideline the Compensation Committee makes awards so that the percentage of the total value of stock-based compensation is approximately as follows:

	Percent of Total Value of Stock Based Compensation
	Stock Options	Performance Stock Units	Restricted Stock Units
Chief Executive Officer	30%	50%	20%
Other Named Executive Officers	40%	40%	20%

In determining the amount of stock-based compensation awards, the Compensation Committee considered the results of Aon’s 2011 compensation assessment which formed the basis for stock-based compensation awards in 2012. The Compensation Committee then awarded to the chief executive officer and the other named executive officers in 2013 a number of shares for each type of stock-based compensation award that was generally consistent with the number of shares awarded in 2012 after taking into consideration the total stock-based compensation awards made by the Corporation and the number of shares available under the Corporation’s stock incentive plans.

Stock Options

Stock options have been granted in late June or July of each year, but stock options may be granted at other times in the event of the new hire of an executive officer or the special award of a stock option to recognize individual performance. The Compensation Committee establishes the meeting dates and grant dates for stock options and does not determine these dates based on knowledge of material nonpublic information or in response to the Corporation’s stock price. The Corporation granted stock options, which vest over a four-year period, to the named executive officers in 2013 to encourage the named executive officers to work with a long-term view in the interest of shareholders and to reward the achievement of long-term growth in the Corporation’s stock price. In 2014, the Compensation Committee plans to change the grant date for stock options to March of each year so that stock options are awarded at the same time as performance stock units and restricted stock units.

2013 Performance Stock Units

In 2013, performance stock units were awarded which will be earned and become vested based upon the achievement of specific annual performance targets over a three-year performance period (from January 1, 2013 to December 31, 2015). The performance stock units generally will vest at the end of the three-year performance period in amounts from 0% to 200% of the target units depending on the Corporation’s performance relative to two performance metrics during the performance period. The annual performance metrics, which are equally weighted, that are used in the performance stock units are: (i) the adjusted diluted earnings per share of the Corporation during each year of the performance period, and (ii) the leverage ratio of the Corporation at the end of each year of the performance period. The number of performance stock units that vest based on the Corporation’s performance over the three-year performance period is equal to the sum of (i) the vesting percentage determined by reference to the table below with respect to the Corporation’s adjusted diluted earnings per share in each year of the performance period multiplied by the number of target performance stock units, plus (ii) the vesting percentage determined by reference to the table below with respect to the leverage ratio at the end of each year of the performance period multiplied by the target number of performance stock units. The leverage ratio is based on the Corporation’s net debt divided by adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) as defined in the performance stock unit agreements. The performance metrics for performance stock units awarded in 2013 are as follows:

	Adjusted Diluted Earnings Per Share			Vesting Percentage of Target Units for Each Year	Leverage Ratio			Vesting Percentage of Target Units for Each Year	Three-Year Total
	2013	2014	2015		2013	2014	2015
Threshold	$1.73	$1.73	$1.73	5%	3.75	3.50	3.00	5%	30%
Target	$1.83	$1.94	$2.06	16.666%	3.25	3.00	2.83	16.666%	100%
Maximum	$1.99	$2.29	$2.63	33.333%	2.90	2.60	2.40	33.333%	200%

In the event that the Corporation’s performance relative to the performance metrics falls between two of the data points listed in the table above, the percentage of target performance stock units that vest will be determined by linear interpolation between the two data points. The adjusted diluted earnings per share is calculated, as determined by the Compensation Committee, by adjusting diluted earnings per share for changes in accounting, discontinued operations, and to exclude gain or loss on the sale of any business or product line, any asset impairment write-offs or charges (whether of goodwill, intangible or tangible assets), acquisition-related transaction expenses (including those arising under former statement of Financial Accounting Standards No. 141R), and debt refinancing and restructuring expenses. Adjusted EBITDA is calculated, as determined by the Compensation Committee, by adding to net income depreciation and amortization, other non-cash charges (including goodwill and other asset impairment), interest expenses, income taxes, stock-based compensation, acquisition-related change in control and compensation expenses, and restructuring and non-recurring expenses.

The performance stock units were awarded to encourage the named executive officers to work with a long-term view in the interest of shareholders and to reward the achieved of long-term growth in the Corporation’s stock price. The Compensation Committee chose diluted earnings per share as one of the performance metrics in order to tie executive compensation directly to the long-term growth in the earnings of the Corporation. The Compensation Committee chose the leverage ratio as the other performance metric in order to tie executive compensation directly to a reduction in the Corporation’s indebtedness and financial leverage.

2011 Performance Stock Units

The three-year performance period for performance stock units awarded in 2011 ended on December 31, 2013. The performance metrics, which were equally weighted, that were used in the performance stock units awarded in 2011 are: (i) the adjusted cumulative diluted earnings per share of the Corporation during the performance period, and (ii) the relative total shareholder return of the Corporation’s Common Stock compared to the SPADE Defense Index during the performance period. None of these performance stock units vested since the Corporation did not achieve the threshold for either of the performance metrics over the performance period. The performance metrics for performance stock units awarded in 2011 were as follows:

Adjusted Cumulative Diluted Earnings Per Share	Vesting Percentage of Target Units	Relative Total Annual Shareholder Return	Vesting Percentage of Target Units
$5.61	15%	-5.0%	15%
$5.95	33%	-2.5%	33%
$6.31	50%	0%	50%
$6.68	67%	2.5%	67%
$7.07	83%	5.0%	83%
$7.49	100%	7.5%	100%

For the three-year performance period ended December 31, 2013, the Corporation’s cumulative diluted earnings per share (as adjusted pursuant to the terms of the performance stock unit agreements) was $3.12, and the Corporation’s relative total annual shareholder return was -11.4%. The Corporation’s cumulative adjusted diluted earnings per share for the three-year performance period ended December 31, 2013, as reported above, reflects adjustments pursuant to the terms of the performance stock unit agreements to exclude goodwill and other asset impairment expenses, but does not include any adjustments for transaction-related expenses arising from the LaBarge acquisition.

Restricted Stock Units

The Corporation awarded restricted stock units to the named executive officers in 2013 to provide a direct ownership interest in the Corporation and to reward the achievement of long-term growth in the Corporation’s stock. Restricted stock units, which vest over a three-year period, also are intended to provide a long-term incentive for the named executive officers to remain in the employment of the Corporation.

Severance and Change in Control Agreements and Practices

Stock-based compensation vests immediately in the event of a change in control of the Corporation. All of the Corporation’s stock-based compensation programs have provided, for many years, for immediate vesting of stock-based awards in the event of a change in control as a matter of fairness to the employees.

Messrs. Bellino, Benkie, Heiser and Reardon and Ms. Rogers each are parties to key executive severance agreements entered with the Corporation. The Corporation also has a severance practice, which applies in the event of the termination without cause of an executive officer. Benefits under the severance practice are in addition to benefits under the key executive severance agreements.

Key executive severance agreements are considered to be a necessary part of the process in the recruitment and retention of qualified executives. The Corporation’s severance practice for the named executive officers is a part of the Corporation’s broader severance practices which apply to all employees (except union employees), although the amount of severance eligibility will vary from employee to employee depending on position, length of service, the business reasons for the termination and other factors. The Corporation does not provide gross-ups for taxes under the key executive severance agreements or the severance practice. The key executive severance agreements and severance practice are used by the Corporation to allow its executives to focus on shareholder interests in considering strategic alternatives and to provide income protection for executives in the event of an involuntary termination of employment.

Clawback Policy

The Corporation does not currently have a policy requiring a specific course of action with respect to compensation adjustments following later restatements of financial results. The Corporation expects to adopt such a policy once the SEC has finalized regulations concerning compensation “clawbacks.”

Other Compensation

Other compensation and personal benefits paid or made available to the named executive officers is not material. The Corporation provides an automobile allowance to the named executive officers, which partially compensates them for the termination of the company car program a number of years ago. Medical, dental, life and other insurance benefits, and 401(k) matching contributions are provided to the named executive officers on a non-discriminatory basis with other employees of the Corporation.

Executive Officer Stock Ownership Policy

The Board of Directors has adopted a stock ownership policy covering certain executive officers of the Corporation. Under the policy, certain executive officers must acquire and hold shares of the Corporation’s stock equal in value to a multiple of their annual salary as follows:

Multiple of Salary
Chairman of the Board (if an employee)	3X
President and Chief Executive Officer	3X
Chief Operating Officer, Chief Financial Officer and General Counsel	1.5X
Senior Officer at Each Key Business Unit	1X

Executive officers have five years from the later of the adoption of the policy or their initial election to meet this stock ownership guideline. All officers are in compliance or have additional time in which to comply with the stock ownership guideline.

Tax Deductibility and Gross-Ups

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. The Compensation Committee generally seeks to qualify certain compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). However, the Compensation Committee may authorize compensation payments from time to time that do not comply with the exemptions in Section 162(m).

In addition, the change in control provisions described in the section entitled “Severance and Change in Control Agreements and Practices” could subject an executive to an excise tax on an “excess parachute payment”

under Internal Revenue Code Section 4999. The Corporation does not provide any gross-up to its executives for any excise tax due under this section of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors of the Corporation that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Corporation’s annual report on Form 10-K for the year ended December 31, 2013.

Submitted by the Compensation Committee,

Dean M. Flatt—Chairman

Gregory S. Churchill

Robert D. Paulson

2013 Summary Compensation Table

The Summary Compensation Table and the other tables which follow disclose (in accordance with SEC rules) the compensation for the fiscal years ended December 31, 2013, 2012 and 2011 awarded to, earned by or paid to all individuals serving as the Corporation’s chief executive officer and chief financial officer during 2013, and the other three most highly paid executive officers of the Corporation during 2013 (collectively, the “named executive officers”). Columns have been omitted from the tables when there has been no compensation awarded to, earned by or paid to any of the named executive officers required to be reported in that column in any fiscal year covered by the table.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Anthony J. Reardon	2013	628,269	847,875	422,036	0	24,858	1,923,038
Chairman of the Board and Chief Executive Officer	2012	581,538	643,480	247,530	550,000	24,148	2,046,696
	2011	516,179	334,650	265,335	335,000	24,052	1,475,216

Joel H. Benkie(5)	2013	412,115	193,800	225,086	0	24,588	855,589
President and Chief Operating Officer	2012	215,385	78,480	99,012	140,000	10,709	543,586

Joseph P. Bellino	2013	378,965	193,800	168,815	0	24,486	766,066
Vice President, Chief Financial Officer and Treasurer	2012	365,385	166,680	99,012	215,000	23,722	869,799
	2011	347,717	133,860	159,201	145,000	23,462	809,240

James S. Heiser	2013	337,996	193,800	168,815	0	23,322	723,933
Vice President, General Counsel and Secretary	2012	325,154	166,680	74,259	195,000	22,566	783,659
	2011	308,683	133,860	110,556	125,000	22,122	700,221

Rosalie F. Rogers	2013	235,573	121,125	168,815	0	22,295	547,808
Vice President, Human Resources	2012	227,510	94,537	49,506	125,000	21,847	518,400
	2011	215,679	100,395	88,445	100,000	21,118	525,637

(1)	These columns show the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The methodology and assumptions used in the valuation of stock option awards, performance stock units (“PSUs”) and restricted stock units (“RSUs”) are contained in footnote 9 to the Corporation’s financial statements included in Form 10-K for the year ended December 31, 2013.
(2)	Stock awards to the named executive officers consist of PSUs and RSUs in each year. The value of PSUs, which are subject to performance conditions, are shown in the table above based on the probable outcome of the performance conditions as of the grant date for the award. The following table shows the maximum values for the PSUs as of the grant date of the award:

Name	Year of Award	Maximum Performance Stock Unit Grant Date Fair Value ($)
Anthony J. Reardon	2013	1,130,500
	2012	912,800
	2011	446,200

Joel H. Benkie	2013	258,400
	2012	N/A

Joseph P. Bellino	2013	258,400
	2012	208,640
	2011	178,480

James S. Heiser	2013	258,400
	2012	208,640
	2011	178,480

Rosalie F. Rogers	2013	161,500
	2012	117,360
	2011	133,860

(3)	Non-equity incentive plan compensation was earned for each of the years ended December 31, 2012 and 2011 and paid in the first quarter of the following year.

(4)	The following table discloses each item included in the “All Other Compensation” column for 2013:

Name	Automobile Allowance ($)	Life Insurance Premiums ($)	Company Contributions to 401(k) Plan ($)	Total ($)
Anthony J. Reardon	15,672	1,536	7,650	24,858
Joel H. Benkie	15,672	1,266	7,650	24,588
Joseph P. Bellino	15,672	1,164	7,650	24,486
James S. Heiser	15,672	0	7,650	23,322
Rosalie F. Rogers	15,672	723	5,900	22,295

(5)	Mr. Benkie joined the Corporation on June 18, 2012.

2013 Grants of Plan-Based Awards Table

The following table provides information on the 2013 Bonus Plan, the grant of nonqualified stock options and the award of performance stock units and restricted stock units to the named executive officers during 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)(2)	Threshold (#)	Target (#)	Maximum (#)
Anthony J. Reardon
2013 Bonus Plan		0	444,500	1,333,500
Non-Qualified Stock Option	7/31/13								37,500	22.84	422,036
Performance Stock Units	1/1/13				0	35,000	70,000				565,250
Restricted Stock Units	2/6/13							17,500			282,625

Joel H. Benkie
2013 Bonus Plan		0	207,500	622,500
Non-Qualified Stock Option	7/31/13								20,000	22.84	168,815
Performance Stock Units	1/1/13				0	8,000	16,000				129,200
Restricted Stock Units	2/6/13							4,000			64,600

Joseph P. Bellino
2013 Bonus Plan		0	171,500	514,500
Non-Qualified Stock Option	7/31/13								15,000	22.84	168,815
Performance Stock Units	1/1/13				0	8,000	16,000				129,200
Restricted Stock Units	2/6/13							4,000			64,600

James S. Heiser
2012 Bonus Plan		0	153,000	459,000
Non-Qualified Stock Option	7/31/13								15,000	22.84	168,815
Performance Stock Units	1/1/13				0	8,000	16,000				129,200
Restricted Stock Units	2/6/13							4,000			64,600

Rosalie F. Rogers
2013 Bonus Plan		0	95,000	285,000
Non-Qualified Stock Option	7/31/13								15,000	22.84	168,815
Performance Stock Units	1/1/13				0	5,000	10,000				80,750
Restricted Stock Units	2/6/13							2,500			40,325

(1)	The target and maximum amounts of awards are based on the salary of each of the named executive officers at December 31, 2013.
(2)	The Compensation Committee, in its discretion, has the authority to approve payments under the 2013 Bonus Plan in excess of the maximum amounts.
(3)	The value of the performance stock units are shown based on the probable outcome of the performance conditions as of the date of grant for the awards.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

The 2013 Bonus Plan. The 2013 Bonus Plan provides for annual cash bonus awards to be determined by the Compensation Committee with consideration given to the Corporation achieving pre-established levels of net sales, adjusted net income and adjusted cash flow from operations, and on the individual performance of executive officers during the year ended December 31, 2013. Annual cash bonuses are targeted at 70% of salary for the chief executive officer and president, 50% of salary for the chief operating officer, 45% of salary for the chief financial officer and the general counsel, and 40% of salary for the other named executive officers. Annual cash bonuses can range from zero to an upper limit of annual bonus eligibility of three times the targeted percentage of salary for each named executive officer. Although the annual cash bonus plan is formula-based, the Compensation Committee has the discretion to award bonuses which differ from the formula-based amounts, including awarding bonuses in excess of the maximum amounts. A named executive officer must be employed by the Corporation or a subsidiary at the time of payment in order to be eligible to receive a bonus under the 2013 Bonus Plan.

Nonqualified Stock Options. Nonqualified stock options were granted to the named executive officers in 2013 at an exercise price equal to 100% of the closing price of the Corporation’s common stock on the date of grant. The stock options become exercisable in increments of 25% of the number of shares granted on the anniversary date of the date of grant so that the options are fully exercisable on and after July 31, 2017. However, the stock options become fully exercisable immediately in the event of a change in control of the Corporation. The exercise price for the stock options may be paid by withholding of shares issuable under the option or delivery of already owned shares.

Performance Stock Units. Performance stock units were awarded to the named executive officers in 2013. The performance stock units generally vest at the end of the three-year performance period from January 1, 2013 to December 31, 2015 (the “Performance Period”) in amounts from 0% to 200% of the target units depending on the Corporation’s performance relative to two performance metrics during the Performance Period. The performance metrics, which are equally weighted, are: (i) the adjusted annual diluted earnings per share of the Corporation during each of the years in the Performance Period; and (ii) the leverage ratio at the end of each of the years in the Performance Period. Upon vesting, one share of Common Stock of the Corporation will be issued for each vested performance stock unit. In the event of a change in control of the Corporation, the target performance stock units will be deemed to have become fully vested immediately, provided, however, that the Compensation Committee may, in its discretion, increase (but not decrease) the number of performance stock units that are deemed to vest in the event of a change in control up to a maximum of 200% of the target performance stock units.

Restricted Stock Units. Restricted stock units were awarded to the named executive officers in 2013. The restricted stock units generally vest in increments of one-third of the number of shares awarded on the anniversary date of the date of the award so that the restricted units are fully vested three years after the date of award. Upon vesting, one share of Common Stock of the Corporation will be issued for each vested restricted stock unit. In the event of a change in control of the Corporation, the restricted stock units will be deemed to have become fully vested immediately.

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on unexercised stock options and unvested performance stock units and restricted stock units granted to the named executive officers that were outstanding on December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Anthony J. Reardon
Stock option granted 6/29/09	5,000	0	18.23	6/28/16
Stock option granted 6/23/10	4,500	5,500	18.04	6/22/17
Stock option granted 7/27/11	5,000	15,000	21.61	7/26/18
Stock option granted 7/1/12	500	37,500	9.81	6/30/19
Stock option granted 7/31/13	0	37,500	22.84	7/30/20
Performance stock units granted 3/23/12							10,500	313,006
Performance stock units granted 3/15/13							10,500	313,006
Restricted stock units granted 2/9/11					1,668	49,723
Restricted stock units granted 2/8/12					8,000	238,480
Restricted stock units granted 2/6/13					17,500	521,675

Joel H. Benkie
Stock option granted 7/1/12	5,000	15,000	9.81	6/30/19
Stock option granted 7/31/13	0	20,000	22.84	7/30/20
Performance stock units granted 3/15/13							2,400	71,544
Restricted stock units granted 7/1/12					5,334	159,007
Restricted stock units granted 2/6/13					4,000	119,240

Joseph P. Bellino
Stock option granted 6/23/10	0	4,000	18.04	6/22/17
Stock option granted 7/27/11	0	9,000	21.61	7/26/18
Stock option granted 7/1/12	0	15,000	9.81	6/30/19
Stock option granted 7/31/13	0	15,000	22.84	7/30/20
Performance stock units granted 3/23/12							2,400	71,544
Performance stock units granted 3/15/13							2,400	71,544
Restricted stock units granted 2/9/11					668	19,913
Restricted stock units granted 2/8/12					2,667	79,503
Restricted stock units granted 2/6/13					4,000	119,240

James S. Heiser
Stock option granted 6/23/10	0	2,750	18.04	6/22/17
Stock option granted 7/27/11	6,250	6,250	21.61	7/26/18
Stock option granted 7/1/12	0	11,250	9.81	6/30/19
Stock option granted 7/31/13	0	15,000	22.84	7/30/20
Performance stock units granted 3/23/12							2,400	71,544
Performance stock units granted 3/15/13							2,400	71,544
Restricted stock units granted 2/9/11					668	19,913
Restricted stock units granted 2/8/12					2,667	79,503
Restricted stock units granted 2/6/13					4,000	119,240

Rosalie F. Rogers
Stock option granted 6/26/07	3,000	0	25.82	6/25/14
Stock option granted 6/18/08	5,000	0	24.34	6/17/15
Stock option granted 6/29/09	8,000	0	18.23	6/28/16
Stock option granted 6/23/10	6,750	2,250	18.04	6/22/17
Stock option granted 7/27/11	5,000	5,000	21.61	7/26/18
Stock option granted 7/1/12	2,500	7,500	9.81	6/30/19
Stock option granted 7/31/13	0	15,000	22.84	7/30/20
Performance stock units granted 3/23/12							1,350	40,244
Performance stock units granted 3/15/13							1,500	44,716
Restricted stock units granted 2/9/11					500	14,905
Restricted stock units granted 2/8/12					1,534	45,729
Restricted stock units granted 2/6/13					2,500	74,525

(1)	The unexercisable stock options become exercisable in increments on the anniversary date of the date of grant as follows: (i) for stock options granted in 2010, all become exercisable in 2014, (ii) for stock options granted in 2011, one-half become exercisable in each of 2014 and 2015, (iii) for stock options granted in 2012, one-third become exercisable in each of 2014, 2015 and 2016, (iv) for stock options granted to Mr. Bellino in 2013, one-half became exercisable in each of 2014 and 2015, and (v) for stock options granted to the other named executive officers, except for Mr. Bellino, in 2013, one-fourth become exercisable in each of 2014, 2015, 2016 and 2017. Notwithstanding the foregoing, all of the stock options will become immediately exercisable in the event of a change in control of the Corporation.
(2)	The unvested restricted stock units vest as follows: (i) with respect to the grants in 2011, all of the shares vest on February 9, 2014, (ii) with respect to the grants in 2012, one-half of the shares vest on February 8, 2014 and February 8, 2015, (iii) with respect to the grant in 2012 to Mr. Benkie, one-half of the shares vest on July 1, 2014 and July 1, 2015, and (iv) with respect to the grants in 2013, one-third of the shares vest on February 6, 2014, February 6, 2015 and February 6, 2016.
(3)	Performance stock units are shown at the threshold number of shares (which is 30% of the target number of shares) and will vest if the performance conditions are met as follows: (i) grants in 2012 vest in the first quarter of 2015, and (ii) grants in 2013 vest in the first quarter of 2016.

2013 Option Exercises and Stock Vested Table

The following table provides information on the exercise of stock options and vesting of stock for the named executive officers during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anthony J. Reardon	93,000	563,010	5,666	90,956
Joel H. Benkie	—	—	2,666	56,679
Joseph P. Bellino	56,000	474,560	1,999	32,091
James S. Heiser	49,500	307,538	1,999	32,091
Rosalie F. Rogers	3,750	11,588	1,266	20,324

2013 Pension Benefits Table

The Corporation does not provide pension benefits to any of its named executive officers.

2013 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Corporation does not provide any nonqualified defined contribution or other nonqualified deferred compensation plans to any of its named executive officers.

Potential Payments Upon Termination or Change in Control

Payments and compensation may be made to the named executive officers upon termination of employment or following a change in control of the Corporation under stock option agreements, performance stock unit agreements, restricted stock unit agreements, key executive severance agreements and the severance practice of the Corporation. As used herein, a change in control of the Corporation means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934. Such a change in control is deemed conclusively to have occurred in the event of certain tender offers, mergers or consolidations, the sale, exchange or transfer of substantially all of the assets of the Corporation, the acquisition by a person or group of certain percentages of the outstanding voting securities of the Corporation, the approval by the shareholders of a plan of liquidation or dissolution of the Corporation, or certain changes in the members of the Board of Directors of the Company. The precise definition of a change in control is set forth in each of the stock option agreements, performance stock unit agreements, restricted stock unit agreements, and key executive severance agreements which are included as exhibits to the Corporation’s 2013 Annual Report on Form 10-K.

In the event of a change in control of the Corporation (i) stock options become fully exercisable immediately, (ii) performance stock units become vested immediately at the target number of shares (although the Compensation Committee of the Board of Directors has discretion to increase, but not decrease, the number of performance stock units that vest on a change in control), and (iii) restricted stock units vest immediately. The amounts in the table below in the column “Change in Control” reflect the value of unexercisable stock options, unvested performance stock units at target, and unvested restricted stock units as of December 31, 2013 (except for PSUs granted in 2011 for which the Compensation Committee has determined that no shares vested), the vesting of which would be accelerated upon a change in control of the Corporation.

Messrs. Bellino, Benkie, Heiser and Reardon and Ms. Rogers each are parties to key executive severance agreements entered with the Corporation. The key executive severance agreements provide that if a change in control of the Corporation shall have occurred while an executive officer is an employee of the Corporation or its subsidiaries, the executive officer shall be entitled to receive payment in a single lump sum of an amount equal to two times the annual base salary of the executive officer immediately prior to the change in control and two times the target annual bonus of the executive officer under the Corporation’s bonus plan in effect during the year prior to the change in control.

Further, the key executive severance agreements provide that if the employment of an executive officer is terminated without cause (as defined in the agreements), except in the event of disability, retirement or within ninety (90) days following a change in control of the Corporation, the executive officer shall be entitled to receive payment of his full salary for a period of one year, payment of the amount of any bonus for a past fiscal year which has not yet been awarded or paid and continuation of benefits for a period of one year. Termination for cause is defined in the key executive severance agreements as termination of an executive’s employment by the Corporation upon (i) the willful and continued failure by the executive to substantially perform his duties with the Corporation other than any such failure resulting from his incapacity due to physical or mental illness, after a demand for substantial performance is delivered to the executive by the chief executive officer or the Compensation Committee which specifically identifies the manner in which the executive has not substantially performed his duties, or (ii) the willful engaging by the executive in misconduct which is materially injurious to the Company, monetarily or otherwise, and that constitutes on the part of the executive common law fraud or a felony. For purposes of this definition, no act or failure to act, on the executive’s part, is considered “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation.

In the event of a change in the executive’s position or duties, a reduction in the executive’s salary as increased from time to time, a removal from eligibility to participate in the Corporation’s bonus plan and other events as described in the key executive severance agreements, then the executive shall have the right to treat such event as a termination of his employment by the Corporation without cause and to receive the payments and benefits described above. The events described in the preceding sentence are referred to as a “Termination by the Executive for Good Reason” in the table below.

The Corporation also has a severance practice which applies in the event of the termination without cause of an executive officer. The severance practice provides for salary continuation, certain benefits continuation and continuation of stock option vesting and exercisability for a period from three (3) to twelve (12) months following termination depending on the length of service of the executive officer and the business reasons for the termination. Under the severance practice, an executive officer must agree to release the Corporation from liability and to certain limitations on solicitation of employees and customers during the period of salary continuation. Benefits under the severance practice are in addition to benefits under the key executive severance agreements described above.

The amounts in the table below in the columns under “Termination of Employment” represent the aggregate amounts payable to each of the named executive officers following termination of employment pursuant to the key executive severance agreements and the severance practice combined. For purposes of the table, it has been assumed that twelve (12) months of salary and benefits continuation would be provided to each of the named executive officers under the Corporation’s severance practice.

If a change in control of the Corporation were to occur and subsequently a named executive officer’s employment were to be terminated by the Corporation (other than within 90 days following the change in control), the named executive officer would receive both (i) the amounts in the table below in the column “Change in Control” and (ii) the amounts in the table below in the columns “Termination of Employment” depending on whether the termination of employment was by the Company without cause or by the named executive officer for good reason.

			Termination of Employment
Name	Benefit	Change in Control ($)	By Corporation w/o Cause ($)(5)	By Executive for Good Reason ($)
Anthony J. Reardon	Salary(1) Bonus Benefits Stock Options(2) Performance Stock Units(3) Restricted Stock Units(4)	1,270,000 889,000 0 1,199,110 2,086,700 809,878	1,270,000 0 6,671 0 0 0	635,000 0 6,671 0 0 0

	Total	6,254,688	1,276,671	641,671

Joel H. Benkie	Salary(1) Bonus Benefits Stock Options(2) Performance Stock Units(3) Restricted Stock Units(4)	830,000 415,000 0 439,400 238,480 278,247	830,000 0 11,916 0 0 0	415,000 0 11,916 0 0 0

	Total	2,201,127	841,916	426,916

Joseph P. Bellino	Salary(1) Bonus Benefits Stock Options(2) Performance Stock Units(3) Restricted Stock Units(4)	762,200 342,990 0 525,430 476,960 218,656	762,200 0 11,916 0 0 0	381,100 0 11,916 0 0 0

	Total	2,326,236	774,116	393,016

James S. Heiser	Salary(1) Bonus Benefits Stock Options(2) Performance Stock Units(3) Restricted Stock Units(4)	679,800 305,460 0 413,168 476,960 218,656	679,800 0 7,617 0 0 0	339,900 0 7,617 0 0 0

	Total	2,094,044	687,417	347,517

Rosalie F. Rogers	Salary(1) Bonus Benefits Stock Options(2) Performance Stock Units(3) Restricted Stock Units(4)	473,800 189,520 0 322,033 283,195 135,159	473,800 0 8,591 0 0 0	236,900 0 8,591 0 0 0

	Total	1,403,707	482,391	245,491

(1)	The amounts of salary continuation are based on the salary of each of the named executives at December 31, 2013.
(2)	The amounts for stock options are calculated based on the positive difference, if any, between the exercise prices of the unexercisable stock options held by the named executive officers on December 31, 2013 and the closing price of the Corporation’s common stock on the New York Stock Exchange on the last trading day of 2013 ($29.81).
(3)	The amounts for performance stock units are based on the target number of performance stock units (except for PSUs granted in 2011 for which the Compensation Committee has determined that no shares vested) and the closing price of the Corporation’s common stock on the New York Stock Exchange on the last trading day of 2013 ($29.81).
(4)	The amounts for restricted stock units are based on the closing price of the Corporation’s common stock on the New York Stock Exchange on the last trading day of 2013 ($29.81).
(5)	Based on the maximum under the Corporation’s severance practice.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Corporation’s financial statements and internal control over financial reporting on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the internal control over financial reporting. The Corporation’s independent auditors are responsible for expressing opinions on the conformity of the audited financial statements to generally accepted accounting principles and on the Corporation’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements and the Corporation’s internal control over financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with them their independence from the Corporation and its management. The Audit Committee has considered whether the independent auditor’s provision of information technology services and other non-audit services to the Corporation is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Corporation’s Annual Report on SEC Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Jay L. Haberland—Chairman

Robert C. Ducommun

Dean M. Flatt

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

REPORTS

The Annual Report of the Corporation for the fiscal year ended December 31, 2013, describing the Corporation’s operations and including audited financial statements and information about the executive officers of the Corporation, has been mailed prior to or concurrently with this Proxy Statement. The Corporation will provide a copy of its most recent report to the SEC on Form 10-K upon the written request of any beneficial owner of the Corporation’s securities as of the Record Date for the Annual Meeting of Shareholders without charge except for the cost of reproducing Exhibits. Such request should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, California 90745-6209, Attn: James S. Heiser, Secretary.

Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless the Corporation has received contrary instructions from one or more of the shareholders. The Corporation will deliver promptly upon a written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Such request should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, California 90745-6209, Attn: James S. Heiser, Secretary, or by telephone at (310) 513-7200. Shareholders sharing an address who prefer to receive separate copies of the Annual Report and Proxy Statement in the future should notify the Corporation at the address listed above. Shareholders sharing an address also may request delivery of a single copy of Annual Reports and/or Proxy Statements if they are receiving multiple copies of Annual Reports and/or Proxy Statements by notifying the Corporation at the address listed above.

INDEPENDENT ACCOUNTANTS

The Corporation’s independent accountants selected for the current fiscal year, as well as for the fiscal year ended December 31, 2013, are PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

For the fiscal years ended December 31, 2013 and December 31, 2012, PricewaterhouseCoopers LLP, the Corporation’s independent public accountants, billed the Corporation for the following professional services rendered:

	2013	2012
Audit Fees(1)	$1,736,250	$1,372,500
Audit-Related Fees(2)	0	18,500
Tax Fees(3)	366,138	420,875
All Other Fees	0	0

Total	$2,102,388	$1,811,875

(1)	Professional services rendered for the audit of the Corporation’s annual financial statements, review of the financial statements included in the Corporation’s Form 10-Q, and services normally provided by the accountant in connection with statutory and regulatory filings for these years.
(2)	Professional services rendered for audit-related services principally related to the LaBarge acquisition.
(3)	Professional services rendered for reviews of federal and state tax returns, and tax planning primarily related to research and development tax credits, foreign sales and sales and use tax.

Policy for Pre-Approval of Independent Accountant Services

For audit services, the independent accountant provides the Audit Committee with an engagement letter outlining the scope of audit services to be performed in connection with the year-end audit, the quarterly financial statement reviews for the three quarters of the following year, and other audit-related services (which are services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements) and the proposed audit service fees related thereto. If approved by the Audit Committee, this engagement letter is formally signed by the chairman of the Audit Committee acting on behalf of the Audit Committee.

For non-audit services, Corporation management submits to the Audit Committee for approval in the fourth quarter of each year a schedule of non-audit services that it recommends the Audit Committee engage the independent accountant to provide in connection with the year-end audit and during the following year. The schedule includes a description of the planned non-audit services and an estimated budget for such services. To ensure the prompt handling of unexpected requirements, the Audit Committee has delegated to the chairman of the Audit Committee the authority to amend, supplement or modify the schedule of approved permissible non-audit services. The chairman of the Audit Committee reports any such actions taken to the Audit Committee at the next Audit Committee meeting.

The Audit Committee pre-approved 100% of the aggregate fees of the independent accountant for 2013 and 2012.

ITEM 3: RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has selected PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the fiscal year ending December 31, 2014. The Board of Directors urges you to vote for ratification of that appointment. A representative of PricewaterhouseCoopers LLP plans to be present at the Annual Meeting, will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

SHAREHOLDER PROPOSALS

From time to time individual shareholders of the Corporation may submit proposals which they believe should be voted upon by the shareholders. The SEC has adopted regulations which govern the inclusion of such proposals in the Corporation’s annual proxy materials. All such written proposals must be received by the Secretary of the Corporation no later than December 4, 2014 and must comply with the SEC regulations, in order to be considered for inclusion in the Corporation’s 2015 proxy materials.

For business to be considered at the Corporation’s 2015 Annual Meeting of Shareholders, written proposals must be received by the Secretary of the Corporation no later than January 31, 2015.

OTHER BUSINESS

The Board of Directors does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors

James S. Heiser
Secretary

Carson, California

April 3, 2014

APPENDIX A

DUCOMMUN INCORPORATED

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

1. Members. The Board of Directors (the “Board”) of Ducommun Incorporated (the “Company”) shall appoint an Audit Committee of at least three members, consisting entirely of independent directors, and will designate one member as chairperson. Members of the Audit Committee are appointed by the Board upon the recommendation of the Corporate Governance and Nominating Committee. For purposes hereof, an “independent” director is a director who meets the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) definition of “independence,” as determined by the Board. Members of the Audit Committee may be removed at any time by the Board.

Each member of the Audit Committee must be financially literate and at least one member must have accounting or related financial management expertise, as determined by the Board. In addition, at least one member of the Audit Committee shall be an “audit committee financial expert,” as determined by the Board in accordance with SEC rules. Members of the Audit Committee may not simultaneously serve on the audit committees of more than two other public companies (in addition to the Company).

2. Purposes, Duties, and Responsibilities. The purposes of the Audit Committee shall be to represent and assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and the Company’s independent auditor. In addition, the Audit Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement filed with the SEC.

The specific duties and responsibilities of the Audit Committee will be to:

(a) Be directly responsible, in its capacity as a Committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent auditor. In this regard, the Audit Committee shall appoint and retain, compensate, evaluate, and terminate, when appropriate, the independent auditor, which shall report directly to the Audit Committee.

(b) Obtain and review, at least annually, a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditing firm, and any steps taken to deal with any such issues.

(c) Approve in advance all audit services to be provided by the independent auditor. (By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been pre-approved).

(d) Establish policies and procedures for the engagement of the independent auditor to provide audit and permissible non-audit services, which shall include pre-approval of all permissible non-audit services to be provided by the independent auditor.

(e) Consider, at least annually, the independence of the independent auditor, including whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the independent auditor describing any relationships between the independent auditor and the Company or any other relationships that may adversely affect the independence of the auditor.

A-1

(f) Review and discuss with the independent auditor: (i) the scope of the audit, the results of the annual audit examination by the auditor, and any difficulties the auditor encountered in the course of their audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management, and (ii) any reports of the independent auditor with respect to interim periods.

(g) Review and discuss with management and the independent auditor the annual audited and quarterly financial statements of the Company, including: (i) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, (ii) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical, and (iii) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations; and receive reports from the independent auditor as required by SEC rules.

(h) Recommend to the Board based on the review and discussion described in paragraphs (e)–(g) above, whether the financial statements should be included in the Annual Report on Form 10-K.

(i) Review and discuss the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Audit Committee by the independent auditor or management.

(j) Review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program.

(k) Review and discuss corporate policies with respect to earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies. Such review and discussion may be done generally, and the Audit Committee need not review and discuss each earnings press release or each instance of earnings guidance.

(l) Oversee the Company’s policies and practices with respect to risk assessment and risk management.

(m) Establish procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

(n) Establish policies for the hiring of employees and former employees of the independent auditor.

(o) Annually evaluate the performance of the Audit Committee and the adequacy of the Committee’s charter.

(p) Produce an Audit Committee report as required by the SEC to be included in the Company’s annual proxy statement filed with the SEC.

3. Outside Advisors. The Audit Committee will have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist it in the full performance of its functions and shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to any such advisors.

4. Meetings. The Audit Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee shall meet separately in executive session, periodically, with each of management, the principal internal auditor of the Company and the independent auditor. The majority of the members of the Audit Committee constitutes a quorum. The Audit Committee shall report regularly to the full Board with respect to its meetings.

ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 24, 2011.

A-2

APPENDIX B

DUCOMMUN INCORPORATED

BOARD OF DIRECTORS

COMPENSATION COMMITTEE CHARTER

1. Members. The Board of Directors (the “Board”) of Ducommun Incorporated (the “Company”) shall appoint a Compensation Committee of at least three members, consisting entirely of independent directors, and will designate one member as chairperson. Members of the Compensation Committee are appointed by the Board upon the recommendation of the Corporate Governance and Nominating Committee. For purposes hereof, an “independent” director is a director who meets the New York Stock Exchange definition of “independence,” as determined by the Board. Additionally, members of the Compensation Committee must qualify as “nonemployee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

2. Purpose, Duties, and Responsibilities. The purpose, duties and responsibilities of the Compensation Committee will be to:

(a) Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives, and either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level (including perquisites) based on this evaluation.

(b) Consider and approve the compensation (including perquisites) of other senior executive officers based upon the recommendation of the CEO.

(c) Consider and approve the Company’s incentive-compensation plans for senior executive officers.

(d) Administer and make recommendations to the Board with respect to the Company’s equity-based compensation plans.

(e) Approve stock option and other stock incentive awards.

(f) Review and approve the design of any pension, deferred compensation and other retirement benefit plans pertaining to senior executive officers.

(g) Review and approve employment agreements and severance arrangements for senior executive officers, including change-in-control provisions, plans or agreements.

(h) In collaboration with the Corporate Governance and Nominating Committee, oversee the evaluation of management of the Company.

(i) Review the Company’s compensation programs for employees generally.

(j) Review the Company’s employee development process.

(k) Annually evaluate the performance of the Compensation Committee and the adequacy of the Committee’s charter.

(l) Produce a Compensation Committee report on executive compensation as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement filed with the SEC.

3. Outside Advisors. The Compensation Committee will have the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions, including sole authority to retain and terminate any compensation consultant used to assist the Committee in the evaluation of director, CEO or senior executive compensation, and to approve the consultant’s fees and other retention terms.

B-1

4. Meetings. The Compensation Committee will meet as often as may be deemed necessary or appropriate, in its judgment, either in person or telephonically, and at such times and places as the Compensation Committee determines. The majority of the members of the Compensation Committee constitutes a quorum. The Compensation Committee shall report regularly to the full board with respect to its meetings.

ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 24, 2011.

B-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Richard A. Baldridge	☐	☐	02 - Joseph C. Berenato	☐	☐	03 - Robert D. Paulson	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory resolution on named executive compensation	☐	☐	☐	3. Ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants	☐	☐	☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2013 Annual Report to Shareholders are available at:

www.edocumentview.com/dco

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — Ducommun Incorporated

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 7, 2014

The undersigned hereby appoints JAMES S. HEISER and ROSE F. ROGERS, and each of them (with full power to act without the other), the agents and proxies of the undersigned, each with full power of substitution, to represent and to vote, as specified below, all of the shares of Common Stock of Ducommun Incorporated, a Delaware corporation, held of record by the undersigned on March 17, 2014, at the Annual Meeting of Shareholders to be held on May 7, 2014, and at any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

This proxy may be revoked at any time prior to the voting thereof. All other proxies heretofore given by the undersigned are hereby expressly revoked. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Richard A. Baldridge	☐	☐	02 - Joseph C. Berenato	☐	☐	03 - Robert D. Paulson	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory resolution on named executive compensation	☐	☐	☐	3.	Ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2013 Annual Report to Shareholders are available at:

www.edocumentview.com/dco

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — Ducommun Incorporated

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 7, 2014

The undersigned hereby appoints JAMES S. HEISER and ROSE F. ROGERS, and each of them (with full power to act without the other), the agents and proxies of the undersigned, each with full power of substitution, to represent and to vote, as specified below, all of the shares of Common Stock of Ducommun Incorporated, a Delaware corporation, held of record by the undersigned on March 17, 2014, at the Annual Meeting of Shareholders to be held on May 7, 2014, and at any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

This proxy may be revoked at any time prior to the voting thereof. All other proxies heretofore given by the undersigned are hereby expressly revoked. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)